AMENDMENT NO. 1 TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Agreement (defined below), is effective as of             , 2015, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Wellington Management Company LLP, a Delaware limited liability partnership (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust.

WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into an Investment Subadvisory Agreement effective as of October 26, 2007, with respect to the Vantagepoint Discovery Fund, a series of The Vantagepoint Funds (the “Agreement”);

WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Schedule A, Fee Schedule shall be replaced in its entirety with the schedule attached to this Amendment.

2.	All other provisions of the Agreement remain in full force and effect.

3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Discovery Fund

By:	/s/ Angela Montez
Angela Montez, Secretary

Date:	9/18/2015

Approved by:	:/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer and ManagerVantagepoint Investment Advisers, LLC

Date: 9/18/2015

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Angela Montez, Secretary

Date: 9/18/2015

Approved by:	:/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer and Manager Vantagepoint Investment Advisers, LLC
Date: 9/18/2015

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/
Title: Senior Managing Director

Date: 9/22/2015

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule

For

Wellington Management Company, LLP

Vantagepoint Discovery Fund

The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First $250 million	0.55 percent
Over $250 million	0.50 percent